Exhibit 99.1

FOR IMMEDIATE RELEASE

Microtune contacts:
Media	Investor Relations
Kathleen Padula	Jeff Kupp
Microtune, Inc.	Microtune, Inc.
972-673-1811	972-673-1610
kathleen.padula@microtune.com	ir@microtune.com

MICROTUNE NAMES MICHAEL T. SCHUEPPERT

TO ITS BOARD OF DIRECTORS

Plano, TX, August 22, 2006 – Microtune®, Inc. (NASDAQ: TUNE), a leading radio frequency (RF) silicon and subsystems supplier targeting the worldwide consumer and automotive electronics markets, today announced the appointment of Michael T. Schueppert to its Board of Directors.

Mr. Schueppert is currently the President of Modeo™ LLC, a leading company in the mobile television industry which plans to commercially launch mobile TV services in the U.S. this year. Mr. Schueppert also currently serves as Senior Vice President of Crown Castle International Corp. (NYSE:CCI), the parent company of Modeo.

“We are very pleased to have Michael join our Board,” said James A. Fontaine, Microtune President, CEO and Board member. “Mobile TV—digital TV delivered on cell phones, laptops, portable media assistants and other mobile devices—has evolved as an exciting extension of the massive worldwide transition to digital television. As a champion of mobile video services, Michael is at the forefront in helping to shape this emerging industry. His background in wireless network and broadcast operations, combined with his international sales and marketing experience, will be extremely valuable as we drive Microtune’s business into new portable and mobile TV markets. We look forward to welcoming Michael to the Board.”

Michael Schueppert added, “Having worked with the Microtune management team, I know that we share a common vision about the exciting market potential of mobile TV and a commitment to the same business principles—innovation, quality and integrity. I am excited about my appointment and look forward to working with the talented group of colleagues on the Microtune Board.”

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With more than 15 years experience in wireless communications, Mr. Schueppert previously was an executive with Cable & Wireless PLC, one of the world’s largest telecommunications companies, serving in the UK and overseas. Functioning in a variety of strategic, sales and marketing positions, he was instrumental in transforming traditional telecommunications infrastructures to support future telephony, mobile and Internet requirements. He is recognized for his ability to combine entrepreneurial accomplishments with traditional business operations by pioneering new network technologies and convergence services.

Mr. Schueppert is a graduate of Cambridge University, UK, and holds an MBA with distinction from INSEAD, France.

“The expansion of our Board of Directors ensures the company will continue to benefit from a diversity of experience and points of view,” added Mr. Fontaine. “Michael is an executive with proven leadership skills, extensive knowledge and experience in the areas of strategic business development, and a record of innovating world-class wireless communications services. He brings a new perspective to Microtune, strengthening our understanding of the cell phone market, while further helping us refine our technology strategy. We look forward to his strategic insight as we strive to take advantage of potentially new mobile and cellular growth opportunities.”

With the addition of Mr. Schueppert, Microtune’s Board of Directors now has nine members, including Walter S. Ciciora, James H. Clardy, Steven Craddock, Anthony J. LeVecchio, Bernard T. Marren, William P. Tai, A. Travis White and James A. Fontaine.

ABOUT MICROTUNE

Microtune, Inc. is a silicon and subsystems company that designs and markets radio frequency (RF) solutions for the worldwide broadband communications and transportation electronics markets. Inventor of the MicroTuner™ single-chip broadband tuner, Microtune offers a portfolio of advanced tuner, amplifier, and upconverter products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds 64 U.S. patents for its technology. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The website is www.microtune.com.

MARKET AND PRODUCT ANNOUNCEMENTS

The market for handheld/mobile digital television may not develop or may develop more slowly than currently anticipated. Even in the event that the market does develop, there can be no assurance that Microtune’s products will be selected by manufacturers or that if selected, such manufacturers will continue to select Microtune’s products in the future to support their handsets and other mobile devices.

MICROTUNE FORWARD-LOOKING STATEMENTS

All statements in this press release other than statements of historical fact (including, but not limited to, statements concerning the future market for digital consumer products and the potential demand for the Company’s products) are forward-looking statements that are subject to risks and uncertainties that could cause such statements to differ materially from actual future events or results. Such forward-looking statements are generally, but not necessarily,

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accompanied by words such as “plan,” “if,” “estimate,” “expect,” “believe,” “could,” “would,” “anticipate,” “may,” or other words that convey uncertainty of future events or outcomes. These forward-looking statements and other statements made elsewhere in this release are made in reliance, in part, on the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ from anticipated results include the Company’s ability to introduce new products, achieve design wins, maintain customer and strategic partner relationships, forecast customer demand and manage inventory levels, control and budget expenses, protect proprietary technology and intellectual property, and successfully prosecute and defend any future litigation. Any one of these factors may cause the Company’s actual financial results to differ materially from its projected results. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason. Readers are referred to our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings which discuss the foregoing factors as well as other important risk factors that could affect our business, results of operations and financial condition.

EDITOR’S NOTE: Microtune is a registered trademark of Microtune, Inc. All other company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated. Copyright © 2006 Microtune, Inc. All rights reserved.